Exhibit 99.1

News Release			3D Systems Corporation 333 Three D Systems Circle Rock Hill, SC 29730 Phone: 803-326-3900 www.3dsystems.com NASDAQ: TDSC

Investor Contact:	Chanda Hughes	Media Contact:	Katharina Hayes
	803-326-4010		803-326-3941
	Email: HughesC@3dsystems.com		Email: HayesK@3dsystems.com

3D Systems Recruits Chief Financial Officer

 -Damon J. Gregoire to join as Vice President and Chief Financial Officer-

ROCK HILL, S.C., April 19, 2007: — 3D Systems Corporation (NASDAQ: TDSC), a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions, announced today that it has chosen Damon J. Gregoire as its vice president and chief financial officer.

“We are delighted that Damon Gregoire decided to join 3D Systems as our chief financial officer,” said Abe Reichental, 3D Systems’ president and chief executive officer.  “Damon is the right CFO for our business. Throughout his impressive career, Damon built strong financial operations’ teams and amassed significant experience with corporate governance and controls, debt and equity markets and financial reporting.  His demonstrated leadership and strategic skills in financial matters with multi-national public and private companies and his significant financial systems implementation experience are exactly what 3D Systems needs to support the execution of our business strategy and to provide the highest degree of integrity in our financial reporting.”

Gregoire brings to 3D Systems a strong, well-rounded finance background.  The former Vice President, Finance of Infor Global Solutions, Inc. served as divisional CFO for the former Datastream Systems division as well as the Customer Relationship Management division.  As a former Vice President, Corporate Controller of Datastream Systems, Inc., Gregoire was successful in changing the financial reporting and control structure working closely with the external auditors to become current on SEC filings while eliminating all material control weaknesses.  Gregoire brings to 3D Systems significant international experience, having done business in over 17 countries while with Datastream Systems. Gregoire, a certified public accountant, holds a bachelor’s degree in Accounting from the University of Vermont and an MBA from Suffolk University’s Sawyer School of Management.

 “Damon is a real change leader with significant experience in ERP, financial systems implementation and modifications, and business support and analysis tools.  He also has a strong background in control processes and Sarbanes Oxley compliance. We are excited to have him on the team,” concluded Reichental.

Gregoire is expected to join 3D Systems on April 25, 2007.  Gerald J. Pribanic will continue to serve as interim vice president and chief financial officer during a brief transition period.

About 3D Systems Corporation

3D Systems is a leading provider of 3-D Modeling, Rapid Prototyping and Manufacturing solutions. Its systems and materials reduce the time and cost of designing products and facilitate direct and indirect manufacturing by creating actual parts directly from digital input. These solutions are used for design communication and prototyping as well as for production of functional end-use parts:  Transform your products.

More information on the company is available at www.3dsystems.com, or via e-mail at moreinfo@3dsystems.com.